                                                             File No. 70-8951


                         SECURITIES AND EXCHANGE COMMISSION

                                Washington, DC  20549


                           POST-EFFECTIVE AMENDMENT NO. 2

                                         TO

                             APPLICATION OR DECLARATION

                                         ON

                                      FORM U-1


                                        UNDER


                   THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                            ALLEGHENY POWER SYSTEM, INC.
                                10435 Downsville Pike
                                Hagerstown, MD 21740

                                  AYP CAPITAL, INC.
                                10435 Downsville Pike
                                Hagerstown, MD 21740



       (Name of company or companies filing this statement and addresses of principal executive offices)


                            Allegheny Power System, Inc.



       (Name of top registered holding company parent of each applicant or declarant)

                                   Thomas K. Henderson, Esquire
                                   Vice President
                                   Allegheny Power
                                   10435 Downsville Pike
                                   Hagerstown, MD 21740


       (Name and address of agent for service)

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              Applicant hereby amends ITEM 1 and EXHIBIT H as follow:



1. Applicant hereby amends ITEM 1. Description of the Proposed Transaction by replacing it with the following:


                                   Background

              AYP Capital, Inc. ("AYP") is a Delaware corporation and a non-utility subsidiary company of Allegheny Power System, Inc. ("APS"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "1935 Act"). By Order dated July 14, 1994 (HCAR No. 26085) APS was authorized to organize and finance AYP to invest in 1) companies engaged in new technologies related to the core utility business of APS, and 2) companies acquiring and owning exempt wholesale generators ("EWGs"). By Order dated February 3, 1995 (HCAR No. 26229), AYP was authorized to engage in the development, acquisition, construction, ownership and operation of EWGs and in development activities with respect to (i) qualifying cogeneration facilities and small power production facilities ("SPPs"); (ii) non-qualifying cogeneration facilities, non-qualifying SPPs, and independent power production facilities ("IPPs") located within the service territories of APS public utility subsidiary companies; (iii) EWGs; (iv) companies involved in new technologies related to the core business of APS; and (v) foreign utility companies ("FUCOS"). AYP was also authorized to consult for non-affiliate companies. APS was authorized to increase its investment in AYP from $500,000 to $3 million.

              By Order dated October 27, 1995 (HCAR No. 26401) the Commission authorized:

              1) AYP or a special-purpose subsidiary ("NEWCO") to provide certain enumerated energy management services ("EMS") and demand-side management services ("DSM") to non-associated customers at market prices and to associated companies at cost.[1]

              2) AYP to engage in activities relating to the development, acquisition, ownership, construction and operation of FUCOS; and to invest in FUCOs through various types of investment vehicles, including limited partnerships or other types of funds, the sole objective of which is to make investments in one or more FUCOs.

              3) APS and AYP to acquire the securities of NEWCOS that own FUCOs or EWGs ("Project NEWCOs");

              4) AYP or a NEWCO to factor the accounts receivable of associate companies and of non-associate companies whose primary revenues are derived from the sale of electric power; and

              5) AYP or a NEWCO, as agent for APS system companies, to manage the real estate portfolio of APS and its associate companies, to market excess or unwanted real estate and to facilitate the exploitation of resources contained on or in real estate.

              By the SEC's October 27, 1995 Order, APS was authorized to invest in AYP and AYP was authorized to invest in NEWCOS up to an aggregate of $100 million through December 31, 1999 through loans to

[1] The EMS services authorized included: (i) identification of energy cost reduction and efficiency opportunities; (ii) design of facility and process modifications to realize such efficiencies; (iii) management of or the direct construction and installation of energy conservation and equipment; (iv) training of client personnel in operation of equipment; (v) maintenance of energy systems; (vi) design, management, construction and installation of energy management systems and structures; (vii) performance contracts; (viii) identifying energy conservation or efficiency programs; (ix) system commissioning; (x) reporting system results; and (xi) other similar or related energy management activities. The DSM services authorized included: (i) design of energy conservation programs; (ii) implementation of energy conservation programs; (iii) performance contracts for DSM work; (iv) monitoring and evaluating DSM programs; and (v) other similar or related
DSM activities.

finance activities related to EMS and DSM services, accounts receivable, real estate, FUCOs and EWGs ("Approved Activities"). AYP, the NEWCOs, and the Project NEWCOs were authorized to obtain loans from banks or issue other recourse obligations which could be guaranteed by APS or AYP. Such third-party borrowings by AYP, the NEWCOs and the Project NEWCOs that are guaranteed by APS or AYP are subject to the $100 million investment authority. Through December 31, 1999, APS and AYP were authorized to guarantee or act as surety on bonds, indebtedness and performance and other obligations issued or undertaken by AYP, the NEWCOs or the Project NEWCOs subject to the $100 million investment authority.

              On October 9, 1996, the SEC issued an Order (HCAR No. 26590) that, inter alia, allows APS and AYP to increase the limit on loans and guarantees from $100 million to $300 million for all Approved Activities.


                            Requested Authority

              In this application, APS and AYP request Commission authority to allow AYP and one or more special purpose subsidiaries
("NEWMARKETCOs") to engage in marketing, selling, acquisition and installation of a new type of heat pump to and for: (1) non-associated industrial, commercial and residential customers located within the five states in which APS's operating subsidiaries provide electric service and
(2) persons and businesses located within Washington, D.C..

              AYP will devote no more than Five Hundred Thousand Dollars ($500,000) to the above-described activities. Funding for these activities would come from the $300 million authorized in HCAR 26590.

              AYP requests authority to engage in these activities through the first to occur of:

              1)     December 31, 1999; or

              2) the adoption by the Commission of proposed Rule 58 if it exempts the proposed transactions from the need for approvals; or

              3) the adoption of such other rule, regulation or order as shall exempt the proposed transaction from Section 9(a) of the Act.


                                   The Heat Pump

              Applicants request authority to market, distribute, and undertake other related activities in connection with a new type of heat pump. AYP or the NEWMARKETCO will contract with a representative of the heat pump's manufacturer for exclusive distribution rights. The heat pump is currently installed mainly in the southern United States. The product is unique and desirable in that it has no outdoor unit. All of the equipment is self-contained in one cabinet and only requires installation of wiring and ductwork. This unit is assembled in a relatively small cabinet, making it the ideal product for multi-family projects and manufactured homes.

              AYP or the NEWMARKETCO proposes to serve as a distributor and provide a sales force in an exclusive territory that will include
Maryland, Ohio, Pennsylvania, Virginia, West Virginia, and Washington DC. Earnings are projected to be approximately 25% of total revenues.
Current analysis estimates profits at approximately $150,000 in the first year of the project, and rising steadily to approximately $600,000 in Year 4. It is estimated that two full-time employees will be necessary to handle shipping logistics, billing, reporting, and general administration (one full-time office associate and two staff members sharing responsibility).

                                   Personnel

              Under the terms of a Commission-approved Service Agreement, Allegheny Power Service Corporation ("APSC"), a mutual service company formed under the 1935 Act, will assist AYP or NEWMARKETCO with marketing, customer billing, accounting or other energy-related services. It is anticipated that any services provided by APSC can be done with current staff and that the number of APSC personnel involved will not be of such magnitude that utility services would in any way be impaired. All services provided by APSC to AYP or NEWMARKETCO will be billed at cost in accordance with Section 13(b) of the Act and Rules 87, 90 and 91 thereunder.


                            Sales of Heat Pumps are Incidental
                                    to APS' Core Business

              APS and AYP believe the proposed project is reasonably incidental and/or economically necessary and/or appropriate to APS's core utility business of distributing electricity at retail, and will benefit APS and its customers. These heat pumps will help to conserve electricity by replacing less efficient and/or older electric furnaces or heat pumps. Sales of this product will promote more efficient energy consumption and promote the safe and efficient distribution of electricity at retail. It is also expected that sales of this equipment will increase customer satisfaction and good will toward Allegheny Power.

       2. Applicant hereby amends EXHIBIT H - FORM OF NOTICE - by replacing it with the following:


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-       :         )

Allegheny Power System, Inc. and AYP Capital, Inc.
Notice Requesting Approval to Market and
Sell Certain Type of Heat Pump


                            ALLEGHENY POWER SYSTEM, INC.
                                10435 Downsville Pike
                                Hagerstown, MD 21740

                                  AYP CAPITAL, INC.
                                10435 Downsville Pike
                                Hagerstown, MD 21740



                                   Background

              AYP Capital, Inc. ("AYP") is a Delaware corporation and a non-utility subsidiary company of Allegheny Power System, Inc. ("APS"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "1935 Act"). By Order dated July 14, 1994 (HCAR No. 26085) APS was authorized to organize and finance AYP to invest in 1) companies engaged in new technologies related to the core utility business of APS, and 2) companies acquiring and owning exempt wholesale generators ("EWGs"). By Order dated February 3, 1995 (HCAR No. 26229), AYP was authorized to engage in the development, acquisition, construction, ownership and operation of EWGs and in development activities with respect to (i) qualifying cogeneration facilities and small power production facilities ("SPPs"); (ii) non-qualifying cogeneration facilities, non-qualifying SPPs, and independent power production facilities ("IPPs") located within the service territories of APS public utility subsidiary companies; (iii) EWGs; (iv) companies involved in new technologies related to the core business of APS; and (v) foreign utility companies ("FUCOS"). AYP was also authorized to consult for non-affiliate companies. APS was authorized to increase its investment in AYP from $500,000 to $3 million.

              By Order dated October 27, 1995 (HCAR No. 26401) the Commission authorized:

              1) AYP or a special-purpose subsidiary ("NEWCO") to provide certain enumerated energy management services ("EMS") and demand-side management services ("DSM") to non-associated customers at market prices and to associated companies at cost.[2]

              2) AYP to engage in activities relating to the development, acquisition, ownership, construction and operation of FUCOS; and to invest in FUCOs through various types of investment vehicles, including limited partnerships or other types of funds, the sole objective of which is to make investments in one or more FUCOs.

              3) APS and AYP to acquire the securities of NEWCOS that own FUCOs or EWGs ("Project NEWCOs");

              4) AYP or a NEWCO to factor the accounts receivable of associate companies and of non-associate companies whose primary revenues are derived from the sale of electric power; and

              5) AYP or a NEWCO, as agent for APS system companies, to manage the real estate portfolio of APS and its associate companies, to market excess or unwanted real estate and to facilitate the exploitation of resources contained on or in real estate.

              By the SEC's October 27, 1995 Order, APS was authorized to invest in AYP and AYP was authorized to invest in NEWCOS up to an aggregate of $100 million through December 31, 1999 through loans to finance activities related to EMS and DSM services, accounts receivable, real estate, FUCOs and EWGs ("Approved Activities"). AYP, the NEWCOs, and the Project NEWCOs were authorized to obtain loans from banks or issue other recourse obligations which could be guaranteed by APS or AYP. Such third-party borrowings by AYP, the NEWCOs and the Project NEWCOs that are guaranteed by APS or AYP are subject to the $100 million investment authority. Through December 31, 1999, APS and AYP were authorized to guarantee or act as surety on bonds, indebtedness and performance and other obligations issued or undertaken by AYP, the NEWCOs or the Project NEWCOs subject to the $100 million investment authority.

              On October 9, 1996, the SEC issued an Order (HCAR No. 26590) that, inter alia, allows APS and AYP to increase the limit on loans and guarantees from $100 million to $300 million for all Approved Activities.

[2] The EMS services authorized included: (i) identification of energy cost reduction and efficiency opportunities; (ii) design of facility and process modifications to realize such efficiences; (iii) management of or the direct construction and installation of energy conservation and equipment; (iv) training of client personnel in operation of equipment; (v) maintenance of energy systems; (vi) design, management, construction and installation of energy management systems and structures; (vii) performance contracts; (viii) identifying energy conservation or efficiency programs; (ix) system commissioning; (x) reporting system results; and (xi) other similar or related energy management activities. The DSM services authorized included:
(i) design of energy conservation programs; (ii) implementation of energy conservation programs; (iii) performance contracts for DSM work; (iv) monitoring and evaluating DSM programs; and (v) other similar or related DSM activities.

                            Requested Authority

              In this application, APS and AYP request Commission authority to allow AYP and one or more special purpose subsidiaries
("NEWMARKETCOs") to engage in marketing, selling, acquisition and installation of a new type of heat pump to and for: (1) non-associated industrial, commercial and residential customers located within the five states in which APS's operating subsidiaries provide electric service and
(2) persons and businesses located within Washington, D.C.

              AYP will devote no more than Five Hundred Thousand Dollars ($500,000) to the above-described activities. Funding for these activities would come from the $300 million authorized in HCAR 26590.

              AYP requests authority to engage in these activities through the first to occur of:

              1)     December 31, 1999; or

              2) the adoption by the Commission of proposed Rule 58 if it exempts the proposed transactions from the need for approvals; or

              3) the adoption of such other rule, regulation or order as shall exempt the proposed transaction from Section 9(a) of the Act.


                                   The Heat Pump

       Applicants request authority to market, distribute, and undertake other related activities in connection with a new type of heat pump. AYP or the NEWMARKETCO will contract with a representative of the heat pump's manufacturer for exclusive distribution rights. The heat pump is currently installed mainly in the southern United States. The product is unique and desirable in that it has no outdoor unit. All of the equipment is self-contained in one cabinet and only requires installation of wiring and ductwork. This unit is assembled in a relatively small cabinet, making it the ideal product for multi-family projects and manufactured homes.

              AYP or the NEWMARKETCO proposes to serve as a distributor and provide a sales force in an exclusive territory that will include
Maryland, Ohio, Pennsylvania, Virginia, West Virginia, and Washington DC. Earnings are projected to be approximately 25% of total revenues.
Current analysis estimates profits at approximately $150,000 in the first year of the project, and rising steadily to approximately $600,000 in Year 4. It is estimated that two full-time employees will be necessary to handle shipping logistics, billing, reporting, and general administration (one full-time office associate and two staff members sharing responsibility).


                                   Personnel

              Under the terms of a Commission-approved Service Agreement, Allegheny Power Service Corporation ("APSC"), a mutual service company formed under the 1935 Act, will assist AYP or NEWMARKETCO with marketing, customer billing, accounting or other energy-related services. It is anticipated that any services provided by APSC can be done with current staff and that the number of APSC personnel involved will not be of such magnitude that utility services would in any way be impaired. All services provided by APSC to AYP or NEWMARKETCO will be billed at cost in accordance with Section 13(b) of the Act and Rules 87, 90 and 91 thereunder.


                            Sales of Heat Pumps are Incidental
                                    to APS' Core Business

              APS and AYP believe the proposed project is reasonably incidental and/or economically necessary and/or appropriate to APS's core utility business of distributing electricity at retail, and will benefit APS and its customers. These heat pumps will help to conserve electricity by replacing less efficient and/or older electric furnaces or heat pumps. Sales of this product will promote more efficient energy consumption and promote the safe and efficient distribution of electricity at retail. It is also expected that sales of this equipment will increase customer satisfaction and good will toward Allegheny Power.

              Except as described herein, no associate company or affiliate of the Applicants or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transactions.

              The application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit
their views in writing by               , 1996, to the Secretary,
Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the Applicant at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application, as filed or as it may be amended, may be granted.

              For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                   SIGNATURE

              Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ALLEGHENY POWER SYSTEM, INC.


                                   By: /s/ Kathy L. Mitchell
                                           Kathy L. Mitchell
                                                Counsel

Dated:  December 16, 1996